                                                                    EXHIBIT 99.1

                                                               Investor Contact:
                                                        Dan W. Denney Jr., Ph.D.
            Chairman, Chief Executive Officer and Acting Chief Financial Officer
                                                            Genitope Corporation
                                                                Ph: 650-482-2000
                                                                 IR@genitope.com

  GENITOPE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR
                            ENDED DECEMBER 31, 2003

REDWOOD CITY, CALIF., MARCH 1, 2004 - Genitope Corporation (Nasdaq: GTOP) today reported financial results for the fourth quarter and year ended December 31, 2003.

FINANCIAL RESULTS

For the fourth quarter of 2003, Genitope Corporation reported total operating expenses of $7.0 million and a net loss of $8.3 million, or $0.89 per share. This compares to total operating expenses of $5.1 million and a net loss of $5.1 million, or $2.92 per share for the fourth quarter of 2002. The total cash used in operating and investing activities for the fourth quarter of 2003 was $6.0 million. The net loss for the fourth quarter of 2003 included $1.3 million of non-cash interest expense associated with the amortization of the warrants to purchase convertible preferred stock issued in connection with two line of credit facilities, both of which were repaid in full during the quarter.

As of December 31, 2003, Genitope Corporation had cash and cash equivalents of $29.8 million. In the fourth quarter of 2003, Genitope Corporation completed its initial public offering, pursuant to which the Company sold 4,179,860 shares of common stock, including shares that were issued upon the partial exercise by the underwriters of their over-allotment option, at a public offering price of $9.00 per share for net proceeds of $33.7 million. As a result of the offering, the Company had 16.8 million common shares outstanding as of December 31, 2003.

For the year ended December 31, 2003, Genitope Corporation reported total operating expenses of $24.2 million and a net loss of $48.9 million, or $11.86 per share. This compares to total operating expenses of $20.1 million and a net loss of $19.9 million, or $11.62 per share for the year ended December 31, 2002. The total cash used in operating and investing activities for the year ended December 31, 2003 was $20.1 million.

The net loss for the year ended December 31, 2003 included several non-cash charges. There was a charge of $18.4 million comprised of a dividend related to the issuance of convertible preferred shares and the beneficial conversion feature of preferred stock. Also, results for the year ended December 31, 2003 included a non-cash charge of $3.5 million associated with the extinguishment of convertible notes and cancellation of the related warrants and $771,000 of non-cash interest expense relating to the amortization of the discount on the convertible notes and $121,000 of interest expense related to the stated interest on the convertible notes. Additionally, there was non-cash interest expense of $1.9 million associated with the amortization of the warrants to purchase convertible preferred stock issued in connection with two line of credit facilities, both of which were repaid in full in the fourth quarter of 2003.

The increase in operating expenses in the three- and twelve-month periods ended December 31, 2003 compared to the same periods in 2002 was primarily the result of increased staffing and clinical trial costs associated with the Company's development activities, predominantly its pivotal Phase 3 clinical trial of its lead product MyVax(R) Personalized Immunotherapy for the treatment of B-cell non-Hodgkin's lymphoma.

RECENT CORPORATE PROGRESS AND OUTLOOK

"During the fourth quarter we continued to make progress with our MyVax(R) Personalized Immunotherapy clinical trial programs for the treatment of B cell non-Hodgkin's lymphoma," commented Dan W. Denney Jr., Ph.D., Genitope Corporation's chairman, chief executive officer and acting chief financial officer. "As planned, we recently announced our intention to close registration of our pivotal Phase 3 trial at the end of this month. The closing of registration puts us on a schedule to be able to begin immunization of the last patient by the end of March 2005 and perform the first interim analysis soon thereafter."
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..1 Commenting on the operating assumptions for the first quarter of 2004, Denney continued, "We believe that in 2004 the average quarterly cash use for operating and investing activities will be similar to the cash used in the fourth quarter of 2003, or approximately $6.0 million per quarter. However, the cash use for the first quarter of 2004 is expected to be slightly more than this average, or approximately $7.0 million, due to seasonal fluctuations in payables.
Accordingly, we believe that we have sufficient financial resources to reach the first interim analysis of the Phase 3 trial."

ABOUT GENITOPE CORPORATION

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation's lead product candidate, MyVax(R) Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient's tumor and is designed to activate the patient's immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal Phase 3 clinical trial of MyVax(R) Personalized Immunotherapy in previously untreated indolent non-Hodgkin's lymphoma patients. For more information about Genitope Corporation, please call 866-GENITOPE or visit www.genitope.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding the progress of Genitope Corporation's clinical programs, its planned expenditures, future financial results, the sufficiency of its financial resources and the timing and completion of patient registration, the immunization of the last patient and the interim analysis in its pivotal Phase 3 trial. Words such as "believes," "anticipates," "plans," "expects," "will," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation's results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to the progress, timing and results of Genitope Corporation's clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing MyVax(R) Personalized Immunotherapy, competition from other pharmaceutical or biotechnology companies, Genitope Corporation's ability to obtain additional financing to support its operations and other risks detailed from time to time in Genitope Corporation's filings with the Securities and Exchange Commission, including the Prospectus with respect to Genitope Corporation's initial public offering filed pursuant to Rule 424(b)(4) on October 30, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
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                              GENITOPE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                             DECEMBER 31,                DECEMBER 31,
                                                       ----------------------      ----------------------
                                                         2003          2002          2003         2002
                                                         ----          ----          ----         ----
Operating expenses:
      Research and development                         $  5,554      $  4,165      $ 19,678      $ 15,915
      Sales and marketing                                   603           352         1,591         1,338
      General and administrative                            866           617         2,937         2,832
                                                       --------      --------      --------      --------
            Total operating expenses                      7,023         5,134        24,206        20,085
                                                       --------      --------      --------      --------
Loss from operations                                     (7,023)       (5,134)      (24,206)      (20,085)
Loss on extinguishment of convertible notes
   and cancellation of Series E convertible
   preferred stock warrants                                  --            --        (3,509)           --
Interest expense                                         (1,315)           --        (2,845)           --
Interest and other income, net                               38            53            97           221
                                                       --------      --------      --------      --------
Net loss                                                 (8,300)       (5,081)      (30,463)      (19,864)

Dividend related to issuance of convertible
    preferred shares and the beneficial conversion
    feature of preferred stock                               --            --       (18,407)           --
                                                       --------      --------      --------      --------
Net loss attributable to common stockholders           $ (8,300)     $ (5,081)     $(48,870)     $(19,864)
                                                       ========      ========      ========      ========
Net loss per common share attributable to
common stockholders, basic and diluted                 $  (0.89)     $  (2.92)     $ (11.86)     $ (11.62)
                                                       ========      ========      ========      ========
Shares used in computing net loss per
  share attributable to common stockholders,
  basic and diluted                                       9,313         1,742         4,122         1,710
                                                       ========      ========      ========      ========

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                              GENITOPE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            CONDENSED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                               DECEMBER 31,
                                                         ------------------------
                                                           2003           2002
                                                           ----           ----
ASSETS

CURRENT ASSETS:

    Cash and cash equivalents                            $  29,790      $   9,422
    Prepaid expenses and other current assets                  388             54
                                                         ---------      ---------
TOTAL CURRENT ASSETS                                        30,178          9,476
Property and equipment, net                                  1,917          2,279
Other assets                                                   257            231
                                                         ---------      ---------
TOTAL ASSETS                                             $  32,352      $  11,986
                                                         =========      =========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

    Accounts payable                                     $   2,781      $   1,116
    Accrued and other current liabilities                      807            431
                                                         ---------      ---------
TOTAL CURRENT LIABILITIES                                    3,588          1,547
    Other long-term liabilities                                 22             --
                                                         ---------      ---------
TOTAL LIABILITIES                                            3,610          1,547
                                                         ---------      ---------
Convertible preferred stock                                     --         46,853
                                                         ---------      ---------
Stockholders' equity (deficit):
    Common stock                                                17              2
    Notes receivable from stockholders                         (48)           (60)
    Deferred stock compensation                             (2,787)        (1,072)
    Additional paid-in-capital                             119,323          3,609
    Accumulated deficit during the development stage       (87,763)       (38,893)
                                                         ---------      ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                        28,742        (36,414)
                                                         ---------      ---------
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)                           $  32,352      $  11,986
                                                         =========      =========